Exhibit 99.1

Highlands Bankshares, Inc. (OTCBB: HBSI) Announces Results of Operations for 2008

Highlands Bankshares, Inc. (OTCBB: HBSI) announces its results of operations for the year ended December 31, 2008.

Highlands Bankshares’ 2008 operations produced annual net income of $4,970,000. This compares to income of $4,653,000 for the year ended December 31, 2007, an increase of 6.81%. Income for 2008 was $3.59 per weighted average share of common stock outstanding (EPS), compared to an EPS of $3.24 for the year ended December 31, 2007.

Assets at December 31, 2008 were $378,295,000, compared to asset balances of $380,936,000 at the end of 2007. Total shareholders’ equity at December 31, 2008 was $39,399,000.

During the second and third quarters of 2008, Highlands repurchased 100,001 shares, or 6.96%, of its common stock outstanding. The total expenditure for the purchase was $3,372,000. Throughout the year, Highlands paid dividends to shareholders totaling $1.08 per share.

Income for the year produced a return on average assets (ROAA) of 1.32% and a return on average equity (ROAE) of 12.38%, compared to an ROAA of 1.24% and an ROAE of 12.03% achieved during 2007.

Income for the fourth quarter of 2008 income was $1,211,000 or 91 cents per weighted average share of common stock outstanding (EPS), compared to income of $1,276,000 and an EPS of 89 cents per share for the same quarter a year ago. Income for the quarter produced an ROAA of 1.28% and an ROAE of 12.14%. This compares to an ROAA of 1.33% and an ROAE of 12.78% during the final quarter of 2007.

Highlands Bankshares Inc. is a financial holding company operating 11 banking locations in West Virginia and Virginia through its two wholly owned subsidiary banks, The Grant County Bank and Capon Valley Bank, and insurance services through its wholly owned subsidiary HBI Life Insurance Company.

As of February 2, 2009, Smith Elliott Kearns & Company, LLC, Highlands’ Registered Independent Certified Public Accounts, had not issued an opinion letter relating to its audit of Highlands’ 2008 results of operations or balance sheet as of December 31, 2008.  Therefore, the results of operations for 2008 and balance sheet totals for December 31, 2008 contained in the text above should not be construed as audited results. Certain statements in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are statements that include projections, predictions, expectations or beliefs about future events or results or otherwise are not statements of historical fact.  Although the Company believes that its expectations with respect to certain forward-looking statements are based upon reasonable assumptions within the bounds of its existing knowledge of its business and operations, there can be no assurance that actual results, performance or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. The Company does not update any forward-looking statements that may be made from time to time by or on behalf of the Company.